DBX ETF Trust
N-SAR 11/30/15
Exhibit Index

Item 77D:
1. Amendment to Securities Lending Authorization Agreement -
DBX ETF Trust and BNYM - June 23, 2015

2.	Amendment to Securities Lending Authorization Agreement -
DBX ETF Trust and BNYM August 11, 2015

3.	Amendment to Securities Lending Authorization Agreement -
DBX ETF Trust and BNYM September 8, 2015

4. 	Amendment to Securities Lending Authorization Agreement -
DBX ETF Trust and BNYM October 23, 2015

Item 77Q1:
1.	Amendment to Investment Advisory Agreement - July 23, 2015

2.	Amendment to Investment Advisory Agreement - November 4, 2015

3.	Sub-Advisory Agreement - July 24, 2015